Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
February 8, 2017		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS
THIRD QUARTER FISCAL 2017 RESULTS

Minneapolis, MN, February 8, 2017 – Hawkins, Inc. (Nasdaq: HWKN) today announced third quarter results for fiscal 2017. Sales of $112.4 million for the three months ended January 1, 2017 represented an increase of 27.1% from $88.4 million for the same period of the prior year. Net income was $3.6 million, or $0.34 per diluted share, compared to net income of $0.8 million, or $0.08 per diluted share, for the same period in fiscal 2016. Net income in the prior year included pre-tax expenses of $2.7 million (approximately $2.1 million after tax, or $0.20 per diluted share) related to our acquisition of Stauber Performance Ingredients ("Stauber") during the third quarter of fiscal 2016. Adjusted net income for the third quarter of fiscal 2016, excluding the Stauber acquisition expenses, was $3.0 million, or $0.28 per diluted share.

For the nine months ended January 1, 2017, Hawkins reported sales of $365.0 million as compared to $284.5 million for the same period of the prior year. Net income for the nine months ended January 1, 2017 was $18.3 million, or $1.73 per diluted share, compared to net income of $13.3 million, or $1.25 per diluted share, for the first nine months of fiscal 2016. Excluding the acquisition expenses noted above, adjusted net income was $15.4 million, or $1.46 per fully diluted share, for the nine months ended December 27, 2015.

“I am very pleased by our Industrial segment performance this quarter and for the year. This segment reported higher profits again this quarter as a result of improved margins from certain of our specialized products,” said Patrick Hawkins, Chief Executive Officer and President. “Our Water Treatment segment results declined this quarter as we had some customers serving the oil and gas industry significantly curtail their operations. We continue to focus on sales execution and leveraging the staffing additions we have made over the last several quarters to drive improved performance in these segments. Our Health and Nutrition segment sales were higher than the pro forma sales for the same period in the prior year.  While we experienced lower demand from certain of our major customers, we believe that our new business results and prospects remain encouraging. We are continuing to focus on integrating the talent we have added to this segment to build on this group’s capabilities and are optimistic that they are well-positioned for future growth.”

For the third quarter of fiscal 2017, Industrial segment sales were $57.1 million, a decrease of $2.2 million, or 3.8%, from the same period of the prior year. Sales decreased primarily due to decreased per-unit selling prices resulting from lower raw material prices on certain products, and to a lesser extent, a decrease in overall sales volumes. Water Treatment segment sales were $28.1 million for the most recent quarter, a decrease of $1.0 million, or 3.3%, from the same period of the prior year. Overall sales volumes increased slightly year over year, but a decrease in equipment project revenues along with lower per-unit selling prices due largely to reduced raw material prices on certain products led to a reduction in sales dollars. Sales for our Health and Nutrition segment established near the end of the third quarter of fiscal 2016 were $27.2 million for the current quarter. This compares to pro forma sales of $26.0 million for the same period last year and sales of $28.5 million in the second quarter of fiscal 2017.

Company-wide gross profit for the third quarter of fiscal 2017 was $20.9 million, or 18.6% of sales, an increase of $6.2 million from $14.7 million, or 16.6% of sales, for the same period of the prior year.

Gross profit for the Industrial segment was $8.4 million, or 14.7% of sales, for the quarter, an increase of $0.9 million from $7.5 million, or 12.6% of sales, for the same period of the prior year. The LIFO method of valuing inventory increased gross profit by $0.3 million in the current year and had a nominal impact on gross profit for the same period of the prior year. Despite a slight decrease in overall sales volumes, gross profit dollars and gross profit as a percentage of sales increased, primarily due to improved per-unit margins on certain of our specialized products. The improvement in gross profit as a percentage of sales was also due to decreased selling prices resulting from lower raw material costs.

Gross profit for the Water Treatment segment was $7.2 million for both the three months ended January 1, 2017 and the same period of the prior year. Gross profit as a percentage of sales was 25.8% for the current quarter and 24.9% for the same period of the prior year. The LIFO method of valuing inventory increased gross profit by $0.1 million for the three months ended January 1, 2017 and had a nominal impact during the same quarter of the prior year. Although we experienced a slight increase in overall volumes, gross profit dollars were flat due to decreased per-unit margins on certain high-volume products.
Gross profit for our Health and Nutrition segment was $5.3 million, or 19.5% of sales, for the third quarter of fiscal 2017. This is a decrease of $0.5 million from the gross profit reported in the second quarter primarily resulting from lower sales with operational overhead costs that are largely fixed in nature. Inventories in this segment are valued using the FIFO method.

Company-wide selling, general and administrative expenses ("SG&A") were $14.9 million, or 13.3% of sales, for the quarter, compared to $12.8 million, or 14.5% of sales, for the same period of the prior year. We incurred $2.7 million of expenses related to our acquisition of Stauber, which were reported in our Health and Nutrition segment in the third quarter of the prior year. SG&A expenses in our Health and Nutrition segment in the current year were $4.6 million, including $1.2 million of amortization expense on acquired intangible assets and $0.5 million of allocated corporate costs. In addition to the $4.1 million of costs incurred within the Health and Nutrition segment, SG&A costs incurred elsewhere in the company increased by $0.7 million compared to the prior year, with this increase driven primarily by the addition of sales and support personnel in our Industrial and Water Treatment segments.

The Company borrowed $131.0 million to partially fund the acquisition of Stauber in the third quarter of fiscal 2016. As a result, adjusted EBITDA, a non-GAAP financial measure, has become an important performance indicator and a key compliance measure under the terms of our new credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended January 1, 2017 was $11.7 million, an increase of $3.2 million, or 38%, from adjusted EBITDA of $8.5 million for the same period in the prior year. The increase was due primarily to the addition of our Health and Nutrition segment and higher gross profits, partially offset by the increase in SG&A expenses in our other segments described earlier.
Our effective income tax rate was 33.8% for the three months ended January 1, 2017, compared to 56.1% for the three months ended December 27, 2015. Our tax rate for the quarter ended December 27, 2015 was impacted by income tax expense of approximately $0.5 million associated with $1.3 million of acquisition-related expenditures which were not deductible for tax purposes. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measure
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Because adjusted EBITDA is an important performance indicator and a key compliance measure under our credit agreement, we are providing this financial measure which is not computed according to GAAP. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and acquisition costs, if applicable.

A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

	Three months ended January 1, 2017			Three months ended December 27, 2015
(In thousands, except share and per share data)	Income before income taxes	Net Income	Diluted earnings per share (1)	Income before income taxes	Net Income	Diluted earnings per share (2)
As Reported (GAAP)	$5,362	$3,551	$0.34	$1,857	$815	$0.08
Add impact of costs related to Stauber acquisition	—	—	—	2,690	2,145	0.20
As Adjusted	$5,362	$3,551	$0.34	$4,547	$2,960	$0.28
(1) 10,595,140 shares used in calculating diluted earnings per share
(2) 10,528,126 shares used in calculating diluted earnings per share

	Nine months ended January 1, 2017			Nine months ended December 27, 2015
(In thousands, except share and per share data)	Income before income taxes	Net Income	Diluted earnings per share (3)	Income before income taxes	Net Income	Diluted earnings per share (4)
As Reported (GAAP)	29,270	$18,345	$1.73	22,215	$13,284	$1.25
Add impact of costs related to Stauber acquisition	—	—	—	2,690	2,145	0.20
As Adjusted	$29,270	$18,345	$1.73	$24,905	$15,429	$1.46
(3) 10,592,550 shares used in calculating diluted earnings per share
(4) 10,591,543 shares used in calculating diluted earnings per share

Adjusted EBITDA	Three months ended		Nine months ended
(In thousands)	January 1, 2017	December 27, 2015	January 1, 2017	December 27, 2015
Net Income (GAAP)	$3,551	$815	$18,345	$13,284
Interest expense	634	27	1,977	21
Income tax expense	1,811	1,042	10,925	8,931
Amortization of intangibles	1,521	315	4,564	915
Depreciation expense	3,648	3,203	10,889	9,553
Non-cash compensation expense	576	408	1,650	1,277
Stauber acquisition expenses	—	2,690	61	2,690
Adjusted EBITDA	$11,741	$8,500	$48,411	$36,671

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to maintain and integrate the acquired business, changes in competition and price pressure as a result of the pending acquisition or changes to our business resulting from the completed acquisition, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, and our ability to consummate and successfully integrate other future acquisitions. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2016, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

HAWKINS, INC. REPORTS
THIRD QUARTER, FISCAL 2017 RESULTS

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	January 1, 2017	December 27, 2015	January 1, 2017	December 27, 2015
Sales	$112,351	$88,375	$364,975	$284,463
Cost of sales	(91,439)	(73,666)	(288,815)	(229,208)
Gross profit	20,912	14,709	76,160	55,255
Selling, general and administrative expenses	(14,916)	(12,825)	(44,913)	(33,019)
Operating income	5,996	1,884	31,247	22,236
Interest expense, net	(634)	(27)	(1,977)	(21)
Income before income taxes	5,362	1,857	29,270	22,215
Income tax provision	(1,811)	(1,042)	(10,925)	(8,931)
Net income	$3,551	$815	$18,345	$13,284

Weighted average number of shares outstanding - basic	10,538,328	10,478,266	10,529,259	10,534,933
Weighted average number of shares outstanding - diluted	10,595,140	10,528,126	10,592,550	10,591,543

Basic earnings per share	$0.34	$0.08	$1.74	$1.26
Diluted earnings per share	$0.34	$0.08	$1.73	$1.25

Cash dividends declared per common share	$—	$—	$0.42	$0.40